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                                     -146-

Exhibit 12.1
                                           RATIO OF EARNINGS TO FIXED CHARGES

                                                Years ended December 31,
                                           ----------------------------------

                                             1999   1998   1997   1996   1995
                                            -----  -----  -----  -----  -----
                                        (EUR in millions, except per share data)
Dutch Accounting Principles

Earnings:
Income before taxes                         2,181  1,634  1,287    913    780
Add: fixed charges                            759    738    744    621    634

                                            -----  -----  -----  -----  -----
                                            2,940  2,372  2,031  1,534  1,414

Fixed charges:
 Interest                                     759    738    744    621    634

Ratio:                                        3.9    3.2    2.7    2.5    2.2

US Accounting Principles


Earnings:
 Income before taxes                       1,950  1,928  1,826    810    626
 Add: fixed charges                          759    738    743    619    621

                                           -----  -----  -----  -----  -----
                                           2,709  2,666  2,569  1,429  1,247

Fixed charges:
 Interest                                    759    738    743    619    621

Ratio:                                       3.6    3.6    3.5    2.3    2.0